Exhibit 99.1

Final Transcript

Conference Call Transcript

SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

Event Date/Time: Nov 03, 2011 / 08:30PM GMT

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

CORPORATE PARTICIPANTS

Bob Okunski
SunPower Corp - Senior Director- IR

Tom Werner
SunPower Corp - CEO

Dennis Arriola
SunPower Corp - SVP and CFO

CONFERENCE CALL PARTICIPANTS

Brandon Heiken
Credit Suisse - Analyst

Scott Reynolds
Deutsche Bank - Analyst

Kelly Dougherty
Macquarie Research Equities - Analyst

Jesse Pichel
Jefferies & Co. - Analyst

James Padgideff
Jefferies & Co. - Analyst

Ted Heyn
Citigroup - Analyst

Sanjay Shrestha
Lazard Capital Markets - Analyst

Pavel Molchanov
Raymond James & Associates - Analyst

PRESENTATION

Operator

Good afternoon, and welcome to the SunPower Corporation's third-quarter 2011 earnings conference call. Today's call is being recorded. If you have any objections, please disconnect at this time. Now, I would like to turn the call over to your host, Mr. Bob Okunski, Senior Director of Investor Relations at SunPower Corporation. Sir, you may begin.

Bob Okunski - SunPower Corp - Senior Director- IR

Thank you, Ed. I would like to welcome everyone to our third-quarter 2011 earnings conference call, and would like to thank everybody for their patience for the call. On the call today we'll start off with Tom Werner, our CEO, providing an overview of our third-quarter performance, followed by Dennis Arriola, our CFO, who will review our third-quarter financial results and discuss our Q4 and 2011 guidance. We will then open up the call for questions. A replay of this call will be available today later on the Investor Relations page of our website.

During today's call, we will make forward-looking statements that are subject to various risks and uncertainties that are described in our 2010 10-K, our quarterly reports on Form 10-Q, as well as in today's press release. Please see those documents for additional information regarding those factors that may impact these forward-looking statements.

To enhance this call, we have also posted a set of PowerPoint slides, which we will reference on this call, on the events and presentations page of our Investor Relations website. In the same location, we have posted a supplemental data sheet detailing some of our historical metrics. On slide 2 of our PowerPoint presentation, you will find our Safe Harbor statement. Our prepared remarks will run approximately 25 minutes, and then we will take approximately 15 minutes of questions. With that, I would like turn the call over to Tom Werner, CEO of SunPower, who will begin on slide 3. Tom?

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

Tom Werner - SunPower Corp - CEO

Thanks, Bob, and thank you for joining us today, and as Bob mentioned, sorry we're starting a little late. On today's call, we will review our Q3 operational performance and preview our 2011 results. We will update you on our panel cross roadmap and detail our third-quarter financials and outlook for the year.

Please turn to slide 4. We met our third-quarter plan despite a period of rapidly-changing market conditions, as our diversified channel strategy enabled us to reallocate product between segments and regions. Our utility and power plants business exceeded our forecast and we gained share in Germany and the US in our residential and commercial businesses. We continued to invest in our downstream channel and we are further differentiating our business through new product development by leveraging our industry-leading technology. These actions, along with a strong, flexible balance sheet and the continued full support of Total, position us well for long-term success.

Specifically for the quarter, we met our outlook for revenue, and exceeded plan for EPS in Q3. Gross margin was slightly below for EPS in Q3. Gross margin was slightly below our plan due to product mix. We reduced price at the beginning of Q3 in our residential and commercial business, which is our regular process, but very different from what we saw from many of our competitors. Our capacity was fully utilized for the quarter, which led to record cell protection of 270 megawatts. We also achieved record yields in Fab 3.

On working capital, we executed well, as inventory turns were up sequentially, DSOs declined and overall inventory was stable. With $475 million in new credit facilities completed during the quarter, our liquidity position improved as cash rose more than 25% due to higher revenue, project completions, and expense control programs. We also continued to see the benefits of our relationship with Total from their support of our financing activities, as well as our potential joint R&D and project development activities.

Looking forward to Q4, we've seen a pick up in demand in the EU markets, especially in Germany. We are also seeing strong demand for our racing product in the US, and have started construction on the 250 megawatt California Valley Solar Ranch power plant. We expect the pricing environment to remain very competitive through at least next year. At the beginning of Q4, we reduced pricing in our R&C segment in response to lower than planned industry ASPs, and our strategy to gain share of account with our dealers. This strategy is working, but will impact our revenue and margins in this segment in Q4. As we saw in Q3, we will continue to maintain a substantial premium in the market, due to our differentiated technology and brand position.

Additionally, we expect to implement a Company-wide restructuring program in the fourth quarter to reduce our operating expenses and improve operating efficiency, consistent with a more competitive marketplace. Furthermore, we are prudently managing our manufacturing capacity to meet today's demand-driven environment, specifically, in order to balance inventory levels and working capital going into the first quarter of next year, we will reduce Q4 production output by up to 20%.

As a result of our focus on the balance sheet, we are reallocating CapEx dollars from fab expansion to our cost reduction programs, with a plan of accelerating our 2012 cost reduction roadmap. A key part of that roadmap is our cell process step reduction program, which remains on plan. We have already ramped 1 line under the new step reduced configuration, producing tens of thousands of cells to date that meet or beat our specifications. We are confident this program, along with other changes, will reduce our cost per watt by 15% next year. With respect to our working capital, we expect our Q4 inventory levels to decline, and inventory turns to increase. We are managing the Company with focus on the balance sheet and liquidity, and are planning to be free cash flow positive in 2012.

Now I would like to spend some time highlighting the performance in our UPP and R&C business segments. Please turn to slide 5. In UPP, we exceeded our revenue and margin forecast for the quarter, as we executed well in our North American systems business and EU components segment. We shipped 120 megawatts in the quarter, up 80% year-over-year, and the second highest UPP quarterly shipment rate to date. In Italy, we completed construction of 2 power plants by the August 31st deadline, and sold back by the end of the quarter. We began construction of on the 250 megawatt CVSR project and sold the project to NRG immediately prior to the DOE loan guarantee approval, and settled all litigation related to the project.

As Dennis will detail, we expect to recognize approximately $100 million in non-GAAP revenue from CVSR in Q4 and $21 million in non-GAAP gross margin. Our expansion into new markets also continued in the quarter, as we received our first power plant orders from India with a 15-megawatt agreement with Mahindra EPC services, with delivery to be completed by the end of the year. We are also making share gains in Japan through our Toshiba partnership, as 2011 orders have doubled compared to 2010, with indications that 2012 brings the possibility of further growth.

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

In the US, we have found the project finance environment to be healthy for projects offering competitive IRRs from bankable suppliers. For example, the 25-megawatt Modesto Irrigation District project in California is currently in negotiation, and we have seen a very competitive environment for this financing. We expect to close this process and begin construction this quarter. Our UPP pipeline continues to mature. We now have more than 1 gigawatt of power plants installed or under contract, and we saw a number of our US projects advance in the permitting and transmission process during Q3. We are also working closely with Total on new opportunities in the Middle East. Finally, we are continuing to benefit from our technology investment. For example, feedback has been strong from utilities on our new C7 concentrated PV tracker following our launch at Solar Power International. We expect first commercial installations of this product in 2012.

Moving on to R&C, please turn to slide 6. Demand in Germany and Italy grew less than we anticipated last quarter, which changed our product mix in Q3. As many of you know, our residential segment is primarily a turns business, and the segment most exposed to short-term pricing and demand conditions. Despite these conditions, we shipped a record amount of product into Germany during Q3, and expect Q4 German shipments to rise by more than 70% sequentially, as demand patterns improve significantly exiting the quarter. In the US, we extended our number 1 position in the residential market during Q3 according to the most recent CSI and other state data. Our recently-launched leasing program, now in 8 states, is gaining traction with our dealers. We expect to expand our lease product and other financial solutions to additional US markets next year.

With moderating demand for power plants in Europe, we have been able to offer more volume to our dealer base, which is allowing us to increase our share of accounts. As dealers increase their use of SunPower product, we designate them as elite or premier dealers, which gives them access to additional benefits due to their status, ultimately driving more SunPower business. This strategy is paying off in both Europe and the US. In the North American commercial market, we have substantially expanded our footprint into the public sector. For example, we are building more than 90 solar systems at schools in California during this school year. Finally, we're increasing our mass market co-branding effort, as evidenced by our recent announcements with Ford on the automotive stage, as well as with Orchard Supply Hardware in the retail sector.

I would like to talk about briefly how our investments in R&D are positioning us well for future success. Please turn to slide 7. Our differentiated products, based on our world-leading high efficiency cells, panels, and proprietary tracking systems, enable us to provide our customers with solutions that are cost-competitive with traditional energy generation, and we are continuing to invest in this area. In Q3, we produced tens of thousands of our Gen 3 cells with efficiencies of 23% to 24%. For the residential market, we launched our first line of AC solar panels at Solar Power International. This module, which utilizes micro-inverters, optimizes power production at the panel level, while providing additional excited flexibility for customers. Initial demand for this product looks very strong.

In the utility market, the ramp of our integrated Oasis power plant is on plan, as we completed both 20-megawatt Copper Crossing power plants for Iberdrola and our 9-megawatt project for Campbell's Soup. We remain on target to reduce DOS costs by 25% this year. Let me spend a little more time talking about the C7 tracker. We have made the strategic decision to accelerate the ramp of the C7 tracker, as it not only improves the LCOE for power plant customers by up to 20%, but also reduces our capital expenditures per watt by a factor of 6. We expect to roll out this product next year, and will ramp the fashioned capacity to meet anticipated strong mid-decade UPP demand.

Turning to slide 8. I would now like to provide an update on our panel cost per watt roadmap. We are on track to meet our year-end goal of $1.48 or $1.08 per watt on an efficiency-adjusted basis on our large-format panel configurations. For example, our Philippines-built 128-cell panel had a cost of $1.42 per watt. However, our reduction in capacity in Q4 will impact our average cost by up to $0.04 per watt. We are also on plan to meet our 2012 15% step reduction goal, as evidenced by the initial ramp I mentioned earlier.

We also remain committed to a 40% reduction by the end of 2013. To meet that goal, we expect to benefit from more efficient poly utilization through thinner wafers, utilizing diamond wire saws starting in Q1, as well as diversifing our wafer suppliers next year. We are also in discussions with our poly partners on mutually beneficial ways to work through the recent decline in poly pricing. We are already transitioning Fab 2 to 135 micron wafers, the thinnest in the industry. We expect all of our lines to be using 135 micron wafers by the end of 2012. Our ability to reduce wafer thickness is directly to our back-contact technology, and it is a distinct competitive advantage.

With the execution of these initiatives, we expect our Q4 2012 cost per watt to be less than $1.25 per watt, with large format panel production below $1.20 per watt. When you take into account our technology, our DOS advantages, our cost per watt on an efficiency-adjusted basis will be approximately $0.86 per watt exiting 2012. Bottom line, our long-term cost reduction program remains on track, and our 2012 target is very achievable. With that, I would like to turn the call over to Dennis, who will discuss our Q3 financial performance in greater detail, and provide our outlook for Q4 and 2011. Dennis?

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

Dennis Arriola - SunPower Corp - SVP and CFO

Thanks, Tom. And please turn to slide 9. Before I get to our non-GAAP financial results for the third quarter, I want to start with some comments on the $349.8 million non-cash charge we reported our GAAP results for the impairment of goodwill and intangible assets.

The US accounting standards require all companies to conduct a thorough impairment analysis every year, and for SunPower, this analysis is done using the end of third quarter data. The impairment analysis uses internal valuations, but focuses heavily on a Company's market capitalization on the testing date, which for us was September 30th, 2011. As a result of our internal analysis and our market capitalization on the testing date, we recorded the impairment to goodwill and intangible assists as required by GAAP rules. Once again, this is a non-cash charge that is only included in our GAAP results.

Now let's turn to our third quarter non-GAAP financial results. Our performance in Q3, as Tom mentioned, was solid, despite the challenging market conditions. Revenue was up 19% over the second quarter, and more than 27% over Q3 2010. We recognized 240 megawatts in revenue in the third quarter, compared to 190 megawatts in the second quarter, a 26% increase. Gross margin, however, was challenged, as we and the rest of the industry encountered softer demand than anticipated, and more than expected ASP declines. We were however, able to reallocate some of those products to stronger and more profitable markets, which helped finish the quarter with a consolidated gross margin of 11.4%.

Our strongest markets in the quarter continue to be the US and Italy, although we see saw nice pick up in megawatts in both France and Germany as well. In our utility and power plants segment, or UPP, revenues were up 7.3% over the second quarter. Our third-quarter results did not include any revenue from our CVSR project. Gross margin improved to 12.6% in the third quarter, as we monetized our 2 remaining power plants in Italy, but our business in North America remained strong.

In our residential and commercial segment, or R&C, revenues in the third quarter were up over 31% from the second quarter. Gross margin was 10.3% in the quarter, and was primarily impacted by ASP declines in key markets. We expect the challenging market environment to continue through at least next year. Overall, we were still able to maintain our pricing premium for our higher efficiency technology, as our dealers and customers continue to recognize the added value in the SunPower system. We recorded non-GAAP operating expenses of $73.7 million in the third quarter, down from $77.9 million in the second quarter.

As I'll describe in more detail in just a moment, we are heavily focused on continues to drive down both our fixed and variable operating costs. At the same time, we're working closely with our colleagues at Total to leverage off of their research and development programs and investments. Non-GAAP other income and expense for the quarter was a positive contributor to profitability, as we recorded other income net of $12.8 million, compared to an expense of $18.8 million in the second quarter. Our third-quarter results included a pretax net gain of approximately $11 million, from the monetization of some of our strategic investments, including our Woongjin Energy shares in South Korea. Going forward, we will continue to evaluate whether it makes sense to monetize more of our Woongjin Energy shares.

We ended the quarter with a non-GAAP profit before taxes of $19.4 million compared to a loss before taxes of $22.9 million in the second quarter. Our non-GAAP effective tax rate for the quarter was 25.6%, and we recorded non-GAAP earnings per share of $0.16 per share. Our GAAP results for the quarter were a loss of $3.77 per share, and include the impact of the non-cash charge for the impairment of goodwill and intangible assets, which was loss of $3.56 per share. In the third quarter, we made significant progress in improving our balance sheet and working capital metrics.

Please turn to slide 10. We recognized that during challenging market environments, we can further differentiate our company by focusing heavily on the strength of our balance sheet and liquidity. We ended the third quarter with over $610 million of cash, cash equivalents and marketable securities, up from $471 million at the end of the second quarter. In order to improve our financial flexibility, we recently established, with the help of Total, a new $275 million revolving credit facility, and put in place another $200 million letter of credit facility that we used to help close our California Valley Solar Ranch sale to NRG. Since we completed our transformational investment with Total, we have been able to raise nearly $1.25 billion in credit facilities. These credit facilities are more flexible and cost competitive, as a result of our Total relationship.

Our increased focus on working capital efficiency is starting to show results as our inventory turns in the third quarter improved to 5.9 times from 4.6 times in the second quarter, and we expect additional improvement in 2012. We ended the quarter with inventories of $425 million, compared to $413 million at the end of the second quarter. Capital expenditures in the second quarter -- or, excuse me, in the third quarter, were $17 million, and we contributed $30 million of capital to fund our share of Fab 3 Malaysian JV with AUO Optronics.

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

Let me now turn to our guidance for the fourth quarter, on slide 11. In order to map our manufacturing output to the current demand and ASP environment, we plan to modulate our manufacturing capacity in the fourth quarter, in order to optimize our overall inventory levels. Since we will not run all of our lines at 100% capacity in Q4, our planned cost per watt will be slightly higher than originally planned, due to fixed costs that will be absorbed by a lower amount of cells and modules produced than originally planned.

Given the current environment, we've also made the decision to push out any additional expansion to our JV fab in Malaysia from 2012 until 2013. This move will further improve our cash flow and liquidity positions in 2012, and we'll provide you with more information on our plans for next year on our fourth quarter conference call planned for February. We have also increased our focus on operating expenses by substantially limiting any new hiring and reducing our other variable spend, including travel and consulting costs. Additionally, we have commenced a reorganization of the Company that should further reduce both fixed and variable expenses in 2012, by eliminating redundant positions, improving productivity, and better prioritizing where we invest our resources.

These activities are expected to reduce our non-manufacturing operating expenses by as much as 10% in 2012. We expect to recognize approximately 250 to 275 megawatts in revenue in the fourth quarter, and expect our non-GAAP Q4 revenues to are in the range of $675 million to $725 million, which will include revenue from our CVSR project and our residential lease program. We expect to start recognizing CVSR and the lease revenue on a GAAP basis as well, beginning in the first quarter of 2012. Gross margin in Q4 is expected to be in the range of 10% to 12%. Non-GAAP earnings per share are projected to be a loss of $0.15 to a positive $0.10 per share. We expect the GAAP loss per share of $0.60 to negative $0.35, which will exclude any revenue or margin from the CVSR project in the fourth quarter. Capital expenditures in the fourth quarter are expected to be in the range of $40 million to $50 million.

Let me turn to a couple of other items before handing it back to Tom. First, in regards to our potential acquisition of Tenesol from Total, we're nearly complete with our due diligence, and far along on negotiations related to deal terms. If we go forward, the deal could close as early as the first quarter of 2012, the acquisition of Tenesol would provide SunPower with added flexibility and a stronger marketing presence in key markets where we are currently under-represented. Next, we have a shareholder meeting scheduled for November 15th where we expect to receive shareholder approval to collapse our A and B shares into a single class of common equity. Lastly, in regards to 1.25% convertible debentures, that have a put date in February 2012, our current plan is to use our existing cash and liquidity to retire those bonds. With that, let me turn it back to Tom.

Tom Werner - SunPower Corp - CEO

Thanks, Dennis. Before turning over the call to questions, I want to announce a couple of executive changes. First, Dennis has decided to transition out of the Company to pursue other opportunities. We will be with us until March of 2012, and we are beginning a search to replace him.

Over the last three years, Dennis has established a culture of process and procedure in the finance and accounting teams, and built up a strong set of leaders around him. He also was very instrumental in our recent successful series of financings in credit facilities that he and his team completed. I want to thank him for his leadership during tremendous growth at SunPower. As part of a larger reorganization announcement coming later this afternoon, Jim Pape, head of our Residential and Commercial segment will be leaving the company to pursue other opportunities. Jim has grown the residential and commercial business in scale, footprint, and efficiency during his tenure, and we thank him for his contributions in leadership.

In summary, we remain confident in our long term strategy and believe our recent initiatives will enable us to successfully manage our business through the current market conditions. With our diversified channel strategy, differentiated product portfolio, flexible balance sheet through our Total partnership, cost per watt reductions, and focus on expense management, we are well-positioned to grow profitably over the long term.

We'll now open the call to questions. In addition to Dennis, we also have Howard Wenger, President of our Utility and Power Plants group, Julie Blunden, our EVP of Public Policy and Corporate Communications, Chuck Boynton, Vice President of Finance and Corporate Development, and Bob Okunski, our Senior Director of Investor Relations so that they may provide some of our answers. To provide ample time to address all of your questions, we ask that you limit yourself to 1 question, and invite you to jump back in queue if you have another question. Questions, please?

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

QUESTION AND ANSWER

Operator

Thank you. Our first question, comes from Satya Kumar. Your line is open. State your company, please.

Brandon Heiken - Credit Suisse - Analyst

Hi, this is Brandon Heiken speaking on behalf of Satya Kumar. Thanks for taking my question. I was wondering if you're able to -- I guess it sounds like a little later today you're talking about more on the reorganization? Is that right?

Tom Werner - SunPower Corp - CEO

Yes, it should be within an hour that you'll see a press release.

Brandon Heiken - Credit Suisse - Analyst

I see. Okay. Thanks. I guess in that case, can you talk about the ASP premium that SunPower has seen? Has the Company been able to maintain its ASP premium?

Tom Werner - SunPower Corp - CEO

The answer is yes. The ASP premium was slightly increased in Q3.

Brandon Heiken - Credit Suisse - Analyst

Okay. Thanks. And can you talk about the cost per watt targets and this transition of funds from CapEx to R&D to improve the cost targets?

Tom Werner - SunPower Corp - CEO

Sure, Brandon, then we're going to have to move on to the next questioner.

Brandon Heiken - Credit Suisse - Analyst

Sure.

Tom Werner - SunPower Corp - CEO

The CapEx shift has been along the lines of what we've talked about on previous calls, which is that we'll move capital to the highest return on investment activities, and at this point we think we can cost reduce, or we plan to cost reduce existing capacity, as it has a higher return than adding new capacity. As we have talked about on previous calls, we have a strong pipeline of step reduction projects for our cell fab, a number of engineering improvements in our models, and then we have a power plant and commercial balance of system projects that are also bearing fruit. So over the next 14 months, that's the highest priority, and we think that the numbers that we gave to you are very achievable, and we hope to do at least what we said.

Brandon Heiken - Credit Suisse - Analyst

Thank you.

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

Operator

Our next question will come from Vishal Shah. Your line is open. State your company, pleased.

Scott Reynolds - Deutsche Bank - Analyst

It's Deutsche Bank. This is Scott Reynolds for Vishal Shah. Thank you for taking the question. You guys had mentioned that Germany was pretty strong for you this quarter, and next quarter is expected to be pretty good, as well. Can you just talk about some of the demand drivers there, and how you're able to grow shipments in what is expected to be a pretty weak market?

 Tom Werner - SunPower Corp - CEO

Yes. This is Tom, I'll cover a little bit, and Howard may want to add a few comments. So over the last 6 months we have have increased our focus on Germany. We've had a longstanding investment there, but we have ramped up our investment in the form of more sales managers who can add more dealers. We have also increased our marketing presence and been more aggressive with pricing, so that we can increase the share of dealer volume. We've been able to add dealers, and through our marketing programs increase the sell through at each of those dealers. So it's a combination of those things. And, of course, we have the differentiated product that works really well in a feed-in tariff environment, because you get a higher net present value with a high efficiency product. I think we'll leave it at that.

Scott Reynolds - Deutsche Bank - Analyst

Okay. Great. And second part of the question. What kind of ASP declines did you see in the quarter, what do you expect for the fourth quarter, and how are you able to hold such a good premium in markets such as Germany when your Chinese competitors, for instance, are pricing well below what you are currently?

Tom Werner - SunPower Corp - CEO

Yes, I'll ask Dennis to help me out with Q3, but Q4, it's less than 10% decrease in sales price. Next year, on our February earnings call, we'll go through the complete guidance picture for 2012, including ASPs. Of course you are well aware that the year starts in Germany with a 15% decrease in the feed-in tariff. Now, to hold the premium, it's a combination of a higher-efficiency product, gives you a higher return, and feed-in tariff environment, and in America, where you have high solar influence on the products, high efficiency is even more important. So that's the first thing.

Secondly, we offer a set of services to our dealer network that no one else has, including financing, marketing development funds, lead generation, and supply chain, training, and quality, that is of value to our dealer base. And so as we have said, on many other calls, we're being compensated for services that we offer our dealer base. And then lastly, you can imagine in an oversupply environment like this, and we have demonstrated time and again to a very reliable high quality source of product. Dennis, can you answer the Q3 question?

Dennis Arriola - SunPower Corp - SVP and CFO

For Q3, it was in the high single digits.

Tom Werner - SunPower Corp - CEO

Thanks, Scott. I think we need to move on, please.

Operator

Next question comes from Kelly Dougherty. Your line is open, state your company, please.

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

Kelly Dougherty - Macquarie Research Equities - Analyst

Hi. Kelly Dougherty from Macquarie. Thanks for taking my question. I apologize for jumping back and forth between calls, so I apologize if you answered. But you have mentioned in the past that you have about 90% of your poly under long-term contract. With the recent collapse and the admission that poly companies are finally open to renegotiating, just wondering how much wiggle room you have in your contract that are already well below where some of your competitors were paying recently.

Tom Werner - SunPower Corp - CEO

Yes, Kelly, this is Tom, I'll answer the question, and we have not answered it yet. So the percent that we have on contract varies by year, and, of course, this percentage has changed as we've decided to modify our CapEx plans. Next year I think it's less than 90%. The following year, it's something we'll need to follow up on. Now, there are 2 very large suppliers to us.

And we've been very close to those suppliers for 7 years, and frankly we've paid some large pre-pays that have helped build some new facilities, and I think that significant partnership over the years has put us in a productive discussion with both of those partners. In terms of putting a number on that, that's premature, but we're in productive discussions, and it's clearly highly relevant. It just makes sense that the companies that funded the expansion should be the ones that get the best benefit.

Kelly Dougherty - Macquarie Research Equities - Analyst

And do you have any flexibility in those contracts to slow down delivery of poly if demand isn't exactly at levels that you've been expecting?

Tom Werner - SunPower Corp - CEO

Yes, I would say, Kelly, that without being too vague, the discussions are productive, and let's just say that sometimes when you lease a building, you extend it favorable terms, and it does good things for your overall lease costs, and I'm sure there are things like that, that might be done.

Kelly Dougherty - Macquarie Research Equities - Analyst

Okay. Great. And then just 1 quick question on pricing. When you had the analyst day last year, you gave us a lot of information about ASPs, and just wondering where we stand relative to those numbers. I think you were talking about 450 for North American commercial, 275 for the R&C business. Maybe if not actual numbers, if you can kind of help us think about relatively speaking where pricing stands for those businesses at this point?

 Tom Werner - SunPower Corp - CEO

I think what I'm going to do is rather than give you an educated guess, do a little homework, and I'll answer that question in a few minutes. So Kelly, if we could go to the next questioner, and I promise wall answer it in the next few minutes.

 Operator

Next question comes from Jesse Pichel. Your line is open. State your company, please.

Jesse Pichel - Jefferies & Co. - Analyst

This is for Jesse Pichel with Jefferies. Thanks for taking my question. Can you tell us what is your UPP and R&C backlog, as well as the geographic distribution?

Tom Werner - SunPower Corp - CEO

That is not a statistic that we've given, nor are we prepared to give that today. What I would say is we gave you some color in my script on the UPP backlog advancing through permitting and transmission processes and well in excess of a gigawatt, and our North American commercial business has the strongest backlog that we've ever had. So I would offer you color that things are going really well in both of those businesses, and of course those are the 2 businesses that have backlog.

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

Dennis Arriola - SunPower Corp - SVP and CFO

This is Dennis. I think 1 thing that's worth mentioning, that we talk about, we don't get into specifics on the backlog, as Tom talked about. We have talked about the pipeline, and this quarter, specifically in the third quarter, with the closing of the California Valley Solar Ranch, that's now something that has moved from our pipeline that now has some certainty in our backlog. So in UPP alone, you have 250 megawatts that are now part of our backlog here.

Jesse Pichel - Jefferies & Co. - Analyst

Okay. That's helpful. And you mentioned your R&C shipment into Germany was strong in Q3, and will be up 17% sequentially in Q4? Is that the correct number?

Tom Werner - SunPower Corp - CEO

We're going to check the percentage, but Germany shipments will be up sequentially in Q4, and have started consistent with that projection. I'm not quite sure I said 17%. So Bob's going to check it. That's 70%.

Jesse Pichel - Jefferies & Co. - Analyst

70%. Okay. That's very strong. Where is the strength from? From 1 distributor, or you're gaining share from all distributors?

Tom Werner - SunPower Corp - CEO

It's a combination of both, and they're not distributors, they're dealers. There isn't a distributor between us and the dealer/installer. We are the distributor. And so we've added dealers, and we've increased the share of each dealer's volume. And that's true in the majority of cases. Of course that's not true in every dealer case.

Jesse Pichel - Jefferies & Co. - Analyst

Great. Thanks, guys.

Tom Werner - SunPower Corp - CEO

Thanks for the question. Operator, before we go to the next question, we're going to give Kelly a quick answer on the ASPs.

Dennis Arriola - SunPower Corp - SVP and CFO

Kelly, this is Dennis. Even though we aren't going to give out the specific numbers, what I can tell you is for example, on our North American commercial business, we're still in the range of the -- when we look at revenue per watt, or as we think about the North American commercial ASPs, since we're selling systems there, we're still in the range of the dollar amounts we had talked about on our -- at our conference call or conference in New York last year. As far as our UPP, the same thing, we're still in the ballpark range of what we talked about. As it relates to the residential and commercial, specifically the RLC, the residential and light commercial, we're seeing more pressure there as a result of the decline in ASPs, so I would say we're a little bit south of what we expected there. So in line for UPP, in line with North American commercial, and below what our expectations were for the residential and light commercial.

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

Tom Werner - SunPower Corp - CEO

So we'll take that question and make sure that, on our next call, we're clear on that, if not sooner. Next question, please?

Operator

Next question comes from [James Padgideff]. Your line is open. State your company, please.

James Padgideff - Jefferies & Co. - Analyst

Cowen and Company. Can you hear me?

Tom Werner - SunPower Corp - CEO

Yes, we can.

James Padgideff - Jefferies & Co. - Analyst

Good. A couple here. You've answered a lot of them. But as you go through your CapEx reallocation for next year, should we be thinking about -- what sort of capacity growth should we be thinking about?

Tom Werner - SunPower Corp - CEO

We publish on our website a fact sheet that gives you statistics, and you'll see, on our website, that 2012 is 1270, or 1.27 gigawatts.

James Padgideff - Jefferies & Co. - Analyst

Thanks. I guess I'll take a look at that. And when you talk about continuing ASP pressure in the environment through 2012, do you mean a continued -- I understand the German fabs are down 15%, but aside from that obvious impact, do you mean the sort of pressure that we're seeing this year, or do we go to a new level and stabilize there where it's a weak price, but not a continuing declining price?

Tom Werner - SunPower Corp - CEO

Yes, what we see is a market with moderate growth, single digit growth, and, of course, there's been capacity expansions that are more than moderate. So that will cause continued pressure. Now, exactly how that pressure plays out in the marketplace, we're going to talk a lot more about on our February call. It would be fair to say that it has a lot to do with how much more costs can come out of various competitors. Clearly there will be less people making solar over the next 14 months, making solar panels, so a combination of prices coming down perhaps more aggressively, but certainly a winnowing out of competition, and I would broadly say the same kind of percentage drops are very unlikely to continue through next year. However, stability and increase in prices is not what SunPower is planning on.

James Padgideff - Jefferies & Co. - Analyst

Sure. A final one, and then I'll let someone else have their turn. When you think about Germany with the big increase in the fourth quarter, and for your shipments, should we be thinking about Europe rising in the mix next year? And I'm wondering what sort of ASP differential there might have been involved in getting that 70% increase in bookings, or whatever, for the fourth quarter.

Tom Werner - SunPower Corp - CEO

Yes, so the AFP would be roughly in line with what I said about ASPs, which would be 10% or less, and the market in Europe on -- is something that we project to be materially the same next year, maybe slight growth in general. So this is share gain. And, again, because our high efficiency product. And I forgot to mention in the earlier question, let's not forget that we are introducing -- we've built tens of thousands of solar cells in the 23% to 24% efficiency range, extending our lead and our position as the highest energy density or highest efficiency solar cell producer, and so that positioning affects our market positioning.

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

James Padgideff - Jefferies & Co. - Analyst

Great. Thank you.

Operator

Next question will come from Tim Arcuri. Your line is open. State your company, please.

Ted Heyn - Citigroup - Analyst

Hi, guys. It's Ted for Tim. I was just wondering if you could touch base on any update on your kind of cost targets. I know you don't disclose them specifically, but if you could kind of give the benchmarks again, and how they -- I guess on an efficiency adjusted numbers, too, so we can compare?

Tom Werner - SunPower Corp - CEO

Sure. The numbers for next year are what I covered in my script, and that is that it will be less than $1.25 for the average of our products, $1.20 or less for our large format panels, and this is a few think we're doing to give greater clarity, because there's a broad mix of products panel configurations we make, and obviously the cost varies depending on the configuration. To efficiency-adjust that, the number is $0.86 or better for exiting Q4 2012.

Ted Heyn - Citigroup - Analyst

And if just a slight clarification on your premium, relative to kind of others in the market. Do you see like a pennies per watt range, or a percentage change that you typically see at the moment?

Tom Werner - SunPower Corp - CEO

Yes, very considerably by market, more sunshine you have, the more space constrained, the higher the premium. Also depending on the amount of services that the dealer would leverage, so it varies considerably. I think the range is 20% to 60%.

Ted Heyn - Citigroup - Analyst

Okay. The premium is 20% to 60%?

Tom Werner - SunPower Corp - CEO

Yes.

Ted Heyn - Citigroup - Analyst

Okay. Thanks.

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

Operator

Our next question comes from Sanjay Shrestha. Your line is open. State your company, please.

Sanjay Shrestha - Lazard Capital Markets - Analyst

From Lazard Capital Markets. One big picture question here, please. As you look at 2012, how should we think about some of the key steps you plan to take if some of the major rooftop markets globally, as you plan to expand this segment given the differentials about product proposition you have. And for example, take the market lately, like what would be some of the key steps you would talk to grow into these markets next year?

Tom Werner - SunPower Corp - CEO

Yes, if you think of -- and we're going to -- operator, we're going to take 1 more question and then we'll wrap up the call. As we look at solar markets worldwide, we see a -- currently a shift to rooftop business, and especially outside of America, to a rooftop dominated business, and our product is perfectly well suited to that, because rooftops almost always are space constrained, and therefore you want the highest efficiency product you can get. And to answer your question, how we're going to exploit that is, we are increasing the efficiency of our product so that we further improve the value proposition to our customers. We're going to be introducing new products and balance a system that will give new features, as well as lower costs, so that the complete solution is superior, and then, thirdly, we're going to increase -- continue to increase our dealer base so that we have a broader footprint, and we have not saturated any market in terms of a dealer base, so we have a lot of upside in terms of numbers of dealers, and I should add that as we move dealers to our elite and premier status, the benefits of being an elite or premier dealer encourage those dealers to increase share account even further. If we could take 1 more question, operator?

Operator

Our last question comes from Ramesh Misra. Your line is open. State your company. (Operator Instructions).

Tom Werner - SunPower Corp - CEO

Let's move on.

Operator

Next one comes from Pavel Molchanov. Your line is open, sir.

Pavel Molchanov - Raymond James & Associates - Analyst

Thanks, very much. Just quickly, in your relationship with Total, have you booked any revenue from projects that were, let's say, developed in collaboration with Total so far?

Tom Werner - SunPower Corp - CEO

This is Tom. We have not. We have work that we're doing in a number of countries in the Middle East that will bear fruit, but over more of a multi-year time frame. They have a long history working with Tenesol, and if we do an acquisition of Tenesol, it's likely it would include some projects that we're doing with Tenesol that would cause some things to happen faster, and then there are other assets that Total has that, probably in the 2012 time frame we'll see come to fruition. So not yet, but starting in 2012, and then perhaps rather substantially beyond that.

Pavel Molchanov - Raymond James & Associates - Analyst

Okay. Very good. I'll leave it at that.

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Final Transcript
Nov 03, 2011 / 08:30PM GMT, SPWRA - Q3 2011 SunPower Corp Earnings Conference Call

Tom Werner - SunPower Corp - CEO

Thank you, Pavel. Thank you all for joining us today for our call. We look forward to our February call with you to go through 2012 in great detail. Thank you very much.

Operator

At this time, that will conclude today's conference, you may disconnect, and thank you for your attendance.

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